Exhibit 6.6

TECHNOLOGY ASSIGNMENT AGREEMENT

This TECHNOLOGY ASSIGNMENT AGREEMENT is entered as of August 24, 2017 by and between Basil Street Café, Inc., a Delaware corporation (the “Company”), and Commercial Automation LLC, a Nevada limited liability company (“Developer”).  The assignment and stock issuance hereunder is intended to qualify for tax-free treatment under Internal Revenue Code Section 351.

1.          Assignment.  Developer hereby assigns to the Company exclusively throughout the world all right, title and interest (whether or not now existing) in the (i) subject matter referred to in Exhibit A (“Technology”), (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials and tools relating thereto or to the development, production, use, support or maintenance thereof and (iii) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights, .rid generis database rights and other intellectual property rights, contact rights and goodwill in, incorporated or embodied in used to develop or produce or use, or related to any of the foregoing (i), (ii) and (iii) are collectively “Intellectual Property”).

2.          Compensation.  The Company agrees to provide to Developer 89,944 shares of common stock of the Company on the date of this Agreement pursuant to the provisions of the Stock Purchase Agreement.  Such shares shall be the only consideration required of the Company with respect to the subject matter of this Agreement

3.           Further Assurances; Moral Rights; Competition; Marketing.

3.1          Developer agrees to assist the Company in every proper way to evidence, record and perfect the Section 1 assignment and to apply for and obtain recordation of and from time to time secure, enforce, maintain and defend the assigned fights.

3.2          To the extent allowed by law, Section 1 includes all rights of patemity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”).  To the extent Developer retains any such Moral Rights under applicable law, Developer hereby ratifies and consents to, and provides all necessary ratifications of and consents to, any action that may be taken with respect to such Moral Rights by, or authorized by, the Company; Developer agrees not to assert any Moral Rights with respect thereto.  Developer will confirm any such ratifications, consents and agreements from time to time as reputed by the Company.

4.         Confidential Information.  Developer will not use or disclose anything assigned to the Company hereunder or any other technical or business information or plans of the Company, except to the extent Developer (1) can document that it is generally available (through no fault of Developer) for use and disclosure by the public without any charge, license or restriction, or (ii) is permitted to use or disclose such information or plans pursuant to the Propriety Information and Inventions Agreement by and between Developer and the Company of even cute herewith.  Developer recognizes and agrees that there is no adequate remedy at law for a breach of this Section 4, that such a breach would irreparably harm the Company and that the Company is entitled to equitable relief (including, without limitation, injunctive relief) with respect to any such breach or potential breach in addition to any other remedies and without any requirement to post bond.

5.         Warranty.  Developer represents and warrants lo the Company that the Developer (1) was (until the assignment under Section 1 of this Agreement) the sole owner of all rights, title and interest in the Intellectual Property and the Technology, (ii) has not assigned, transferred (except for tie assignment under Section I of this Agreement), licensed, pledged or otherwise encumbered any Intellectual Property or the Technology or agreed to do so, (iii) has full power and authority to enter into this Agreement and to make the assignment as provided in Section 1, (iv) is not aware of any violation, infringement or misappropriation of any third party’s rights (or any claim thereof) by the Intellectual Property or the Technology (v) was not acting within the scope of employment ty or work for (or using any equipment, supplies or trade secrets; of any third party at the time when conceiving, creating, reducing to practice or otherwise performing any activity with respect to anything purportedly assigned in Section 1, and nothing so purportedly assigned was related at any such time to any business or anticipated research or development of any third party by whom Developer was engaged as an employee or contractor and (vi) is not aware of any questions or challenges with respect to the patentability or validity of any claims of any existing patents or patent applications relating to the Intellectual Property.

6.         Non-Competition; Non-Solicitation.  Developer hereby agrees that for a period of two (2) years from the date hereof, it will not, directly or indirectly, (i) engage in any activity flat is in the same field as the Technology, and will not assist any other person or organization in competing or in preparing to compete with any business demonstrably anticipated business competitive with the Technology or the Company’s business relating thereto, or (ii) encourage or solicit any employee or consultant of Company to leave Company for any reason, subject to customary exceptions.

7.          Miscellaneous.  This Agreement is not assignable or transferable by Developer without the prior written consent of the Company; any attempt to do so shall be void; this Agreement is fully assignable and transferable by the Company.  Any notice, report, approval or consent required or permitted hereunder shall be in writing and will be darned to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to me respective addresses of the parties as set forth below (or such other address as a party may designate by ten (10) days’ notice).  No failure to exercise, and will delay in exercising, on the part of either party, any privilege, any power or any rights hereunder will operate as a waiver thwart; nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder.  If any provision of this Agreement shall be adjudged by any court of competed jurisdiction b be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full form and effect and enforceable.  This Agreement shall be deemed to have been made in, and stall be construed pursuant to the laws of the State of California and the United States without regard to conflicts of laws provisions thereof.  The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys’ fees.  The terms of this Agreement are confidential to the Company and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Developer without the Company’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules.  Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.  Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the parties have aerated this Agreement on the day and year first indicated above.

COMPANY:

BASIL STREET CAFÉ, INC.

By:	/s/ Deglin Kenealy
Name: Deglin Kenealy
Title: Chief Executive Officer

Address:	322 Culver Blvd # 309
Playa del Rey
CA 90293

DEVELOPER:

COMMERCIAL AUTOMATION LLC

By:	/s/ John Laspia
Name: John Laspia
Title: Chief Executive Officer

Address:

Signature Page to Technology Assignment Agreement

3

EXHIBIT A

TECHNOLOGY

Anything relating to or useful in connection with the current or anticipated business or research or development of the Company, which business includes, without limitation, the development, production and commercial deployment and exploitation of self-serve kiosks for the cooking and sale of food, including the followings described in this Exhibit A.  For clarity, the foregoing and the technology describes herein shall not prevent Developer from developing cooking and production equipment for deployment in mass food production facilities (such as factories and fast food stores).  In addition if the company does not consummate a sale (or series of related sales) of its equity securities following the date of this Agreement from which the Company receives gross proceeds of not less than $5,000.000 (including the aggregate amount of convertible debt securities converted into equity securities in connection therewith) by the 18 month anniversary of the date of this Agreement, the Company shall grant Developer a non-exclusive, royalty-free, perpetual license under the Intellectual Property to fully exploit the Technology for any purpose.

[partially redacted]

Confidential

The Company agrees to furnish supplementally a copy of any redacted or omitted schedule to the SEC upon request.

•

A-1

EXHIBIT B

−            Confidential

−            The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

−

−

B-2